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                                                                    EXHIBIT 99.1


NEWS RELEASE

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MEDIA CONTACT:                            WORLDWIDE LEADER IN BEARINGS AND STEEL
Denise L. Bowler
Manager - Communications Planning & Integration
(330) 471-3485
www.timken.com/media

INVESTOR CONTACT:
Kevin R. Beck
Manager - Investor Relations
(330) 471-7181



TIMKEN COMPANY LOWERS EARNINGS OUTLOOK; ANNOUNCES CHANGES IN AUTOMOTIVE GROUP

     CANTON, Ohio, Sept. 18 -- The Timken Company (NYSE: TKR) today announced it is lowering its earnings guidance for the third quarter and the year as a result of a decline in North American automotive demand, continuation of manufacturing inefficiencies in the company's automotive group and higher-than-expected raw materials costs affecting its steel group.

     "Our automotive performance is disappointing, and we are taking additional actions to address it," said James W. Griffith, president and CEO. "As the Big 3 auto makers have moved to cut production levels, we have experienced steeper volume declines in our automotive group than we had anticipated. North American passenger car production has been particularly hard hit. This has exacerbated the performance challenges which our automotive plants have experienced in recent months and will further delay the benefits of our restructuring efforts."

     The company is continuing to reduce employment globally to achieve the benefits of its rationalization programs and to adjust to falling demand. It also continues to focus on cost reduction and additional spending cuts are being made. More than 900 positions are expected to be eliminated during the second half of the year, with about 700 of these in the automotive business.

                                                                          -more-

                       Denise L. Bowler                  Kevin R. Beck
                       Mail Code:  GNW-37                Mail Code:  GNE-26
                       1835 Dueber Avenue, S.W.          1835 Dueber Avenue, S.W.
                       P.O. Box 6932                     P.O. Box 6928
                       Canton, OH 44706-0932 U.S.A.      Canton, OH 44706-0928 U.S.A
                       Telephone:  (330) 471-3485        Telephone: (330) 471-7181
                       Facsimile:  (330) 471-4118        Facsimile: (330) 471-3810
THE TIMKEN COMPANY     e-mail:  bowlerd@timken.com       E-mail:  beckk@timken.com

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     The company also announced plans to reorganize the automotive business to better leverage the combination of Timken and Torrington and drive improvements in its manufacturing operations. As a result of these changes, Karl Kimmerling, president -Automotive, has left the company. Mr. Griffith has assumed direct operational control of the automotive group during this transition period. He led the company's automotive organization from 1996 - 1999.

     "Karl has made many important contributions to both our automotive and steel groups during his 24-year career with the company, and we wish him well in future endeavors," Mr. Griffith said.

     The company's steel group also has been hurt by the decline in passenger car production rates as well as higher raw material costs. It has raised prices on certain products and reduced spending to mitigate the impact of these negative factors.

     The company's outlook for the industrial group has remained unchanged, with industrial markets expected to remain flat through the end of the year.

     The $840 million Torrington acquisition in February 2003 has created opportunities to strengthen the company and position Timken for long-term global competitiveness. The company still expects to achieve $20 million in annualized pretax savings this year from the integration. Despite the shortfall in earnings in both the Torrington and Timken businesses, the acquisition is expected to be neutral to slightly accretive to earnings per share for 2003.

     "U.S. manufacturing continues to lag the rest of the economy, with this recovery the slowest on record," Mr. Griffith said. "While economists recently have noted some improvement in the manufacturing sector, we have seen very little evidence of a turnaround in the markets we serve."

     The company is revising its earnings estimates for the third quarter to be in the range of $0.00 to $0.05, excluding special items. For the year, it anticipates earnings to be in the range of $0.45 to


THE TIMKEN COMPANY

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                                      -3-

$0.60, excluding special items. The company had previously provided guidance of $0.10 to $0.15 per share for the third quarter and $0.80 to $0.95 per share for the full year, excluding special items.

     The company plans to hold a teleconference to discuss its outlook on September 19 at 2 p.m. Eastern Time. Live Dial-In: (706) 634-0975 (Call in 10
minutes prior to 2 p.m. to be included.)  Replay Dial-In: (706) 645-9291
(Beginning at 5 p.m. ET on September 19 through midnight, September 26).
Dial-In and Replay Passcodes: 2902772.  Live Webcast:  www.timken.com.

         The Timken Company is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Following its February 2003 acquisition of The
Torrington Company, Timken employs 28,000 people worldwide in operations in 29 countries. In 2002, the combined companies had sales of approximately $3.8 billion.

         Certain statements in this news release (including statements regarding the Company's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private
Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken's operations and the timing and amount of the resources required to achieve those results; risks associated with diversion of management's attention from operations during the integration process; risks associated with the greater level of debt associated with the acquisition;
issues associated with the impact of recent accounting pronouncements; and the impact on operations of general economic conditions, higher raw material and energy costs, the cyclicality of the Company's business, customer demand and the Company's ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company's Prospectus Supplement dated February 11, 2003 relating to the offering of the Company's common stock, in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, in the Company's 2002 Annual Report, page 47, and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March
31 and June 30, 2003. The Company undertakes no obligation to update or revise any forward-looking statement.

     Reconciliation of Outlook Information. Expected net income per share for the third quarter and the full year excludes special items. For the third quarter we expect to exclude the following special


THE TIMKEN COMPANY

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items: impairment and restructuring, integration/reorganization expenses and cumulative effect in accounting principle. Examples of special items excluded for the full year include the special items previously mentioned, plus payments under the Continued Dumping and Subsidy Offset Act (CDSOA.) It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any payments under the CDSOA in 2003 and if so, in what amount. If we do receive any CDSOA payments, they will be received in the fourth quarter.

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THE TIMKEN COMPANY